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                                                                   Exhibit 23(h)


                        CONSENT OF SALOMON BROTHERS INC
                        -------------------------------


     We hereby consent to the use of our name and to the description of our opinion letter, dated the date of the Solicitation Statement/Prospectus referred to below, under the captions "The Hughes Transactions--Hughes Transactions Fairness Opinion: Merrill Lynch and Salomon Brothers" in Chapter I, "Special Factors--Background of the Hughes Transactions" in Chapter 3, "Special Factors-- Recommendation of the Capital Stock Committee and the GM Board; Fairness of the Hughes Transactions" in Chapter 3 and "Special Factors--Hughes Transactions Fairness Opinion: Merrill Lynch and Salomon Brothers" in Chapter 3, and to the inclusion of such opinion letter as Appendix B to, the Solicitation Statement/Prospectus of General Motors Corporation, which Solicitation Statement/Prospectus is part of the Registration Statement on Form S-4 of General Motors Corporation. By giving such consent we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                       /s/ SALOMON BROTHERS INC


New York, New York
October 4, 1997